Exhibit 5.4

Edwards & Angell LLP

2800 Financial Plaza Providence, Rhode Island

September 16, 2003

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

Re: Registration of Securities of Pliant Corporation

Ladies and Gentlemen:

We have acted as special counsel in the State of Rhode Island to Turex, Inc., a Rhode Island corporation (the “Rhode Island Guarantor”), in connection with its guarantee (the “Guarantee”), with among others, of the New Notes (as hereinafter defined) to be issued pursuant to the exchange offer of Pliant Corporation, a Utah corporation (the “Company”), of up to $250,000,000 principal amount of the Company’s 11 1/8% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933 pursuant to the Registration Statement (“Registration Statement”) on form S-4 (File No. 333-107843) of the Company (the “New Notes”) for a like principal amount of the Company’s outstanding 11 1/8% Senior Secured Notes due 2009 (the “Old Notes”). The Old Notes were issued under, and the New Notes will be issued under, an indenture (the “Indenture”) dated as of May 30, 2003 among the Rhode Island Guarantor, the Company, the other subsidiary guarantors named therein and Wilmington Trust Company, as trustee (“WTC”).

In our capacity as such counsel and as a basis for the opinions hereafter expressed, we have reviewed a photostatic copy of the Indenture.

In our capacity as such counsel and as a basis for the opinions hereafter expressed, we have reviewed a photostatic copy of each of the following documents relating to the Rhode Island Guarantor:

a. Articles of Incorporation dated May 14, 1974 and filed with the Rhode Island Secretary of State on May 14, 1974, as certified by the Rhode Island Secretary of State on August 15, 2003 (the “Articles of Incorporation”);

b. Certificate of Good Standing issued by the Rhode Island Secretary of State on August 15, 2003;

c. By-Laws (the “By-Laws”) as certified in the Secretary’s Certificate (as such term is defined below); and

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d. Certificate of Secretary dated as of even date herewith (the “Secretary’s Certificate”), and the Unanimous Written Consent of Directors in Lieu of a Meeting dated May 22, 2003 of the Rhode Island Guarantor, relating to, among other things, authorization of the Rhode Island Guarantor to execute and deliver the Indenture and to enter into the transactions described therein and to execute and deliver any additional documents relating thereto.

Documents (a) through (d) are collectively referred to herein as the “Organizational Documents”.

In connection with the opinions expressed below, we have assumed: (i) all signatures are genuine, (ii) the competency of the individual signatories to the Indenture, (iii) all documents submitted to us as originals are authentic, (iv) all documents submitted to us as copies conform with the originals of those documents, (v) all documents examined by us are accurate and complete, (vi) the legal capacity of all persons executing documents, (vii) the proper indexing and accuracy of all public records and documents, and (viii) the due issuance and validity of all laws, ordinances and regulations.

We assume for purposes of this opinion that, other than with respect to the Rhode Island Guarantor, the Indenture has been duly authorized, validly executed and properly delivered by each entity who is a party thereto, is within the corporate power of such entity, and constitutes a valid and binding obligation of such entity, enforceable against it in accordance with its terms. We are not expressing any opinion as to, and hereby assume that all actions have been taken to effect your compliance with, any state or federal laws (or regulations of any political subdivision thereof) applicable to the transactions described in the Indenture (including, without limitation, the enforcement of any rights granted thereby). We assume throughout that all parties have and will exercise their rights and remedies under the Indenture in good faith and in a manner which is commercially reasonable.

We render no opinion and no opinion should be implied, concerning any matter, document, person or entity except as specifically stated. This opinion speaks as of the date of its issuance, except (i) with respect to documents dated other than the date hereof, for which our opinion speaks as of that date and (ii) to the extent our opinions relate to matters as to which government agencies have issued certificates or other statements, the opinion speaks as of the date of such certificates or statements and we assume no responsibility to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly set forth herein. We undertake no obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.

The opinions expressed below are made in reliance upon the accuracy of the representations, warranties, and other factual information contained in the Indenture and otherwise obtained

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during our examination of the documents and other matters described above. Whenever our opinion refers to “the best of our knowledge”, “to our knowledge” or like phrases, it is based solely on the actual knowledge of attorneys who are currently partners or employees of this firm and who are directly involved in the representation of the Rhode Island Guarantor in connection with the Indenture. Except to the extent expressly set forth herein, however, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Rhode Island Guarantor. In particular, we advise you that we have not searched the dockets of any court or undertaken a judgment search for judgments against the Rhode Island Guarantor in any jurisdiction.

The opinions hereinafter expressed are qualified to the extent that (i) the enforceability of any agreement or instrument or any right granted thereunder may be subject to or affected by, in whole or in part, any bankruptcy, reorganization, insolvency, avoidance, fraudulent conveyance, arrangement, moratorium, marshaling or other similar laws relating to or affecting the rights of creditors generally, (ii) any agreements or instruments are affected by statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) self help, injunctive relief, specific performance and any other equitable remedies may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, (iv) we have not considered and offer no opinion on the possible effect of the application of the doctrine of equitable subordination, state and federal fraudulent conveyance statutes, including, without limitation, Sections 544 and 547-550 of the Federal Bankruptcy Code or similar laws on your rights under the Indenture; (v) the enforceability of any agreement or instrument or any right granted thereunder may be subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability be considered in a proceeding in equity or in law and to the discretion of the court before which proceedings thereof may be brought), (vi) the enforceability of any agreement or instrument or any right granted thereunder may be subject to public policy considerations or court decisions which may limit rights to obtain indemnification, penalties, consequential damages or liquidated damages, (vii) certain provisions in the Indenture expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law may not be enforceable where such waivers are against public policy or prohibited by law, (viii) no opinion is expressed herein as to the compliance of the Indenture with the usury laws of the State of Rhode Island, and we assume that the transactions made pursuant hereto will not be deemed to be usurious, and (ix) certain rights, remedies, forfeitures, penalties, waivers or elections contained in the Indenture may be rendered ineffective or limited by applicable laws or judicial decisions governing such provisions, but the application thereof would not, in our opinion, render the Indenture invalid as a whole, or render the remedies provided for therein, taken as a whole, inadequate for the practical realization of the benefits intended to be provided thereby (except for the economic consequences of procedural or other delay). In addition, we note that a court may fail or refuse to enforce provisions of agreements or documents in the

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exercise of its equitable powers if the enforcement thereof is based upon defaults or breaches which the court determines are immaterial to the ultimate performance contemplated thereby.

We have not passed on, are not passing on, and assume no responsibility for the accuracy, completeness, or fairness of, any statement, information, or financial data furnished to you by the Rhode Island Guarantor or any other party to the Indenture or the transactions described therein. Our assumption of certain facts and representations as set forth above does not constitute our representation that we have independently verified such facts or representations, or the accuracy, completeness or fairness of any statement, information, or financial data furnished to you in this matter.

We express no opinion as to the solvency of the Rhode Island Guarantor or any other person. We express no opinion regarding the enforceability or applicability of any arbitration provision contained in the Indenture.

We have reviewed the Indenture and certain other related documents and have examined executed originals thereof or copies, certified or otherwise authenticated to our satisfaction. Except as included in the Organizational Documents, we have not examined records of the Rhode Island Guarantor or such other records, documents, certificates and other instruments. We have made such investigations of fact and of law as we have deemed necessary to render this opinion.

We are qualified to practice law in the State of Rhode Island, and we express no opinion concerning the applicability or effect of any laws other than the laws of the State of Rhode Island. We express no opinion on conflicts of law, consent to jurisdiction, choice of forum or choice of law.

Based upon and subject to the foregoing, we are of the opinion that:

1. Based solely on the Organizational Documents, the Rhode Island Guarantor (a) is a corporation validly existing and in good standing under the laws of the State of Rhode Island, and (b) has the corporate power and authority to enter into the Indenture and the Guarantee of the New Notes to perform its obligations thereunder.

2. Based solely on the Organizational Documents, (a) the execution, delivery and performance of the Indenture, including the Guarantee of the New Notes by the Rhode Island Guarantor pursuant to the Indenture, have been duly authorized by all necessary corporate action on the part of the Rhode Island Guarantor, and (b) the Indenture has been duly executed and delivered by the Rhode Island Guarantor.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons

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whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Sincerely yours,

EDWARDS & ANGELL, LLP

By:	/s/ Susan A. Keller, Partner

Susan A.Keller, Partner